Exhibit (l)

Drinker Biddle & Reath LLP

One Logan Square

Suite 2000

Philadelphia, PA 19103

(215) 988-2700 (Phone)

(215) 988-2757 (Facsimile)

www.drinkerbiddle.com

September 6, 2017

Vivaldi Opportunities Fund

c/o UMB Fund Services, Inc.

235 West Galena Street

Milwaukee, WI 53212

RE:	Vivaldi Opportunities Fund

Gentlemen:

We have acted as counsel for Vivaldi Opportunities Fund, a Maryland corporation (the “Fund”) organized under Articles of Incorporation effective March 29, 2017, in connection with the registration by the Fund of its shares of common stock (“Shares”) under the Securities Act of 1933, as amended (the “1933 Act”). The Articles of Incorporation of the Fund authorize the issuance of six million (6,000,000) Shares, par value $0.0001 per Share. You have asked for our opinion on certain matters relating to the Shares.

We have reviewed the Fund’s Articles of Incorporation and By-laws, resolutions of the Fund’s Board of Directors (the “Board”), and such other legal and factual matters as we have deemed appropriate. We have also reviewed the Fund’s Registration Statement on Form N-2 under the 1933 Act, as amended, (the “Registration Statement”).

This opinion is based exclusively on the Maryland General Corporation Law.

We have also assumed the following for purposes of this opinion:

1.            The Shares have been issued in accordance with the Fund’s Articles of Incorporation and By-laws and resolutions of the Fund’s Board relating to the creation, authorization and issuance of the Shares.

2.             Upon the sale of Shares, the Fund will receive the authorized consideration therefor, which will at least equal the net asset value of the Shares.

Vivaldi Opportunities Fund

September 6, 2017

Based upon the foregoing, we are of the opinion that:

1.              The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

2.              When issued and paid for pursuant to the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Fund.

We consent to the filing of this opinion as an exhibit to the Registration Statement. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

Sincerely,

/s/ Drinker Biddle & Reath LLP
Drinker Biddle & Reath LLP